EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
   KPMG Consulting, Inc.

We have issued our reports dated September 22, 2000, except for the third paragraph of note 1, as to which the date is January 17, 2001, accompanying the financial statements and Schedule II, of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP) included in the registration statement on Form S-1 (File No. 333-36328) which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
February 7, 2001